UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12
AFC ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROXY STATEMENT AND NOTICE OF

2008

ANNUAL SHAREHOLDERS MEETING

5555 Glenridge Connector, NE, Suite 300
Atlanta, Georgia 30342

April 21, 2008

To our Shareholders:

It is our pleasure to invite you to attend our 2008 Annual Meeting of Shareholders, which will be held on Wednesday, May 21, 2008, at the Hilton Garden Inn Atlanta Perimeter in Atlanta, Georgia. The 2008 Annual Meeting will start at 8:30 a.m., local time.

The ballot for the 2008 Annual Meeting, to which this proxy statement relates, includes a company proposal for the election of seven directors to serve on our Board of Directors until the 2009 Annual Meeting and a proposal to ratify the appointment of our independent registered public accounting firm. If you will need special assistance at the meeting because of a disability, please contact our Corporate Secretary, Harold M. Cohen, at (404) 459-4650.

Please note that you will need to show that you are a shareholder of AFC Enterprises, Inc. to attend the 2008 Annual Meeting. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring that card with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification. You will be able to attend the meeting only if you have either an admission card or proof that you own AFC stock.

Whether or not you plan to attend our annual meeting, you can make certain that your shares are represented at the meeting by promptly completing, signing and returning the enclosed proxy card.

Thank you for your support.

Sincerely,

John M. Cranor, III
Chairman of the Board
AFC Enterprises, Inc.

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

Time:	8:30 a.m. on Wednesday, May 21, 2008

Place:	Hilton Garden Inn Atlanta Perimeter in Atlanta, Georgia

Items of Business:	(1) To elect seven directors to our Board of Directors

(2) To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm; and

(3) To transact other business properly coming before the meeting or any adjournment thereof.

Who Can Vote:	You can vote if you were a shareholder of record of our common stock, par value $.01 per share, on April 11, 2008.

Annual Report:	A copy of our 2007 Annual Report on Form 10-K is enclosed.

Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about April 21, 2008.

By Order of the Board of Directors
Harold M. Cohen, Corporate Secretary

About the Meeting

What am I voting on?

You will be voting on the following:

•	To elect seven directors to our Board of Directors;

•	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm; and

•	To transact such other business as may properly come before the meeting or any adjournment thereof.

No cumulative rights are authorized and dissenter’s rights are not applicable to the matters being voted upon.

Who is entitled to vote?

You may vote if you owned our common stock, par value $.01 per share, as of the close of business on April 11, 2008, the record date. Each share of common stock is entitled to one vote. As of April 11, 2008, we had 25,246,173 shares of common stock outstanding.

How do I vote if I do not plan to attend the meeting?

Whether or not you plan to attend the annual meeting, you can arrange for your shares to be voted at the meeting by completing, signing and returning the enclosed proxy card.

If your shares are held in the name of your broker or another nominee, you may be able to grant a proxy to vote via the Internet or telephone. Please see the enclosed materials for additional details.

If you are a registered shareholder, meaning that your shares are registered in your name, you have four voting options. You may vote:

•	over the Internet at the web address shown on your proxy card (if you have access to the Internet, we encourage you to vote in this manner),

•	by telephone through the number shown on your proxy card,

•	by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope, or

•	by attending the annual meeting and voting in person.

Please follow the directions on your proxy card carefully.

Can I vote at the meeting?

You may vote your shares at the meeting if you attend in person and the shares are registered in your name. If your shares are held in the name of your broker or another nominee, you may not vote the shares at the meeting unless you obtain a signed proxy from the record holder. Even if you plan to attend the meeting, we encourage you to vote your shares by completing, signing and returning the enclosed proxy card.

Can I change my vote after I return my proxy card?

You may change your vote at any time before the polls close at the meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the meeting, (2) providing written notice to Harold M. Cohen, Corporate Secretary, revoking your proxy or (3) voting in person at the meeting.

What if I return my proxy card but do not provide voting instructions?

Proxies that are signed and returned but do not contain instructions will be voted “For” the election of the director nominees named on pages 5-6 of this proxy statement.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers, other nominees and/or our transfer agent. Please vote all of these shares. We recommend that you contact the record holder of your shares and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Investor Services, LLC, which may be reached at 800-568-3476, or by mail at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078.

About the Meeting

How can I attend the meeting?

The annual meeting is open to all holders of AFC common stock. To attend the meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission card is included with this proxy statement, and you will need to bring it with you to the meeting, together with valid picture identification. If your shares are held in the name of your broker or another nominee or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification.

May shareholders ask questions at the meeting?

Yes. Representatives of AFC will answer shareholders’ questions of general interest at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?

Your shares are counted as present at the meeting if you attend the meeting in person, if you properly return the enclosed proxy card or if you grant a proxy to vote via the Internet or telephone, if permitted to do so. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of April 11, 2008 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the seven nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the seven nominees.

The seven nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality.

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The election of directors and the ratification of our independent registered public accounting firm are routine matters.

If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting.

About the Meeting

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on routine matters.

A brokerage firm cannot vote customers’ shares on non-routine matters. Therefore, if your shares are held through a brokerage account and you do not vote your proxy, your shares will not be voted on any nonroutine matter. These broker “non-votes” are counted for purposes of establishing a quorum; however, they are neither counted as votes cast for or against a matter presented for shareholder consideration and, as a result, have no effect on the outcome of the vote.

Can my shares be voted on matters other than those described in this proxy statement?

Yes. We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Board of Directors Information

What is the makeup of the Board of Directors and how often are members elected?

Our Board of Directors currently has seven members, and all seven are up for election. Each director stands for election each year. Our Board of Directors has determined that the following directors are independent within the meaning of applicable Nasdaq Global Market rules: Victor Arias, Jr., Carolyn Hogan Byrd, John M. Cranor, III, John F. Hoffner, R. William Ide, III and Kelvin J. Pennington.

What if a nominee is unwilling or unable to serve?

That is not expected to occur. If it does, proxies voted in favor of the original nominee will be voted for a substitute director nominated by the Board of Directors.

How often did the Board meet in fiscal 2007?

In fiscal 2007, the Board of Directors met twelve times and acted by written consent three times. Each director attended at least 75% of the meetings of the Board and of the committees of which he or she was a member in fiscal 2007.

Does AFC have a policy with regard to Board members’ attendance at the annual shareholders meetings?

Our directors are encouraged, but not required, to attend the annual shareholders meeting. All of our directors then serving on our Board attended the 2007 annual shareholders meeting.

Election of Directors and Director Biographies
(Item 1 on the proxy card)

Who are this year’s nominees?

The directors standing for election this year to hold office until the 2009 annual meeting of shareholders and until their successors are elected are:

Victor Arias, Jr., age 51, has served as a director since May 2001. Since May 2007, Mr. Arias has been a senior client partner with Korn Ferry International, an executive search firm. From November 2004 until May 2007, Mr. Arias was a partner with Heidrick & Struggles, an executive search firm. From April 2002 until November 2004, Mr. Arias was an executive search consultant with Spencer Stuart. From 1996 until April 2002, Mr. Arias was Executive Vice President and Regional Marketing Director of DHR International, an executive search firm. From 1993 to 1996, Mr. Arias was Executive Vice President and National Marketing Director of Faison-Stone, a real estate development company. From 1984 to 1993, Mr. Arias was Vice President of La Salle Partners, a corporate real estate services company. He is a trustee emeritus of Stanford University.

Cheryl A. Bachelder, age 51, has served as a Director since November 2006. Since November 2007, Ms. Bachelder has served as our Chief Executive Officer and President. Ms. Bachelder currently serves as a member of the True Value Company Board of Directors. Ms. Bachelder served as the President and Chief Concept Officer of KFC Corporation from 2001 to 2003. From 1995 to 2000, Ms. Bachelder was Vice President, Marketing and Product Development for Domino’s Pizza, Inc.

Carolyn Hogan Byrd, age 59, has served as a director since May 2001. Ms. Byrd founded GlobalTech Financial, LLC, a financial services and consulting company headquartered in Atlanta, Georgia, in May 2000 and currently serves as chairman and chief executive officer. From November 1997 to October 2000, Ms. Byrd served as president of The Coca-Cola Financial Corporation. From 1977 to 1997, Ms. Byrd served in a variety of domestic and international positions with The Coca-Cola Company. Ms. Byrd currently serves on the Board of Directors of Circuit City Stores, Inc.

John M. Cranor, III, age 61, has served as a director since November 2006 and Chairman of our Board since November 2007. Since 2003, Mr. Cranor has served as the President and Chief Executive Officer of the New College Foundation, affiliated with the New College of Florida in Sarasota. From 1996 to 1999, Mr. Cranor served as Chairman, President and Chief Executive Officer of Long John Silver’s Restaurants, Inc. From 1989 to 1994, Mr. Cranor was President and Chief Executive Officer of KFC Corporation.

John F. Hoffner, age 60, has served as a director since August 2006. From 2001 until his retirement in 2005, Mr. Hoffner served as Executive Vice President and Chief Financial Officer of Jack in the Box Inc. From 1998 to 2001, Mr. Hoffner served as Executive Vice President and Chief Financial Officer of Cost Plus, Inc. Mr. Hoffner serves on the Board of Directors of the Bunting School of Business at Georgia College and State University, and previously served on the Board of Directors of the Krannert Management School at Purdue University, and the Boards of Directors of Junior Achievement of Los Angeles and San Diego.

R. William Ide, III, age 68, has served as a director since August 2001. Mr. Ide is a partner with the law firm of McKenna Long & Aldridge, LLP, a national law firm. Mr. Ide is a former Secretary and General Counsel of Monsanto Corporation, former Counselor to the United States Olympic Committee and was president of the American Bar Association. Mr. Ide currently serves on the Board of Directors of the Albermarle Company and on the Board of Directors of the East-West Institute. Mr. Ide also serves as a trustee of Clark Atlanta University.

Election of Directors and Director Biographies
(Item 1 on the proxy card)

Kelvin J. Pennington, age 49, has served as a director since May 1996. Since 1990, Mr. Pennington has served as President of Pennington Partners & Co., an investment management and financial consulting firm. From 1982 to 1990, Mr. Pennington served in a variety of management positions for Prudential Capital Corporation, including Vice President of Corporate Finance.

OUR BOARD OF DIRECTORS
RECOMMENDS THAT YOU
VOTE FOR THE ELECTION OF
THESE DIRECTORS

Board of Directors Committees

What are the committees of the Board?

Our Board of Directors has the following committees:

		Number of
		Meetings/
		Consent
Name of Committee	Primary Functions of the	Actions in
and Members	Committee	Fiscal 2007

Executive:
John M. Cranor, III, Chair Cheryl A. Bachelder R. William Ide, III	• Exercises the authority of the full Board between Board meetings	3

Audit:(1)(2)
Carolyn Hogan Byrd, Chair R. William Ide, III Kelvin J. Pennington John F. Hoffner	• Selects independent auditors • Receives, accepts and reviews the report of independent auditors • Oversees internal systems of accounting controls and procedures • Reviews compliance with Sarbanes-Oxley 404 requirements	7

People Services (Compensation):(2)(3)
Victor Arias, Jr., Chair Kelvin J. Pennington John M. Cranor, III Carolyn Hogan Byrd	• Reviews and recommends compensation of directors and executive officers including our CEO • Makes grants of stock awards to officers and employees pursuant to stock plans • Administers stock and bonus plans	9

Corporate Governance and Nominating:(2)(3)
R. William Ide, III, Chair John F. Hoffner John M. Cranor, III Victor Arias, Jr.	• Reviews and monitors corporate governance principles and recommends best practices • Considers, reviews, evaluates and recommends director-nominees to the Board • Establishes minimum qualifications for director-nominees • Reviews director-nominees submitted by shareholders • Develops and facilitates continuing education program for directors • Makes recommendations for strategic plans, including potential mergers and acquisitions and financing alternatives	4

(1)	AFC has a separately designated Audit Committee established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that all of the audit committee members are independent within the meaning of the applicable SEC and Nasdaq Global Market rules. Our Board of Directors has determined that Mr. Hoffner is an audit committee financial expert within the meaning of applicable SEC rules.

(2)	The charters that have been adopted for each of the Audit, People Services (Compensation) and Corporate Governance and Nominating Committees are available on the Investor Information page on our website at www.afce.com.

(3)	Our Board of Directors has determined that all members of the People Services (Compensation) Committee and the Corporate Governance and Nominating Committee are independent within the meaning of applicable Nasdaq Global Market rules. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis.”

Audit Committee Report and
Audit Fees

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

The members of the committee are Carolyn Hogan Byrd, who is the Chair, R. William Ide, III, Kelvin J. Pennington and John F. Hoffner.

Our Board of Directors has determined that Mr. Hoffner is an audit committee financial expert within the meaning of applicable SEC rules.

What document governs the activities of the Audit Committee?

The Audit Committee acts under a written charter adopted by our Board that sets forth the responsibilities and duties, as well as requirements for the committee’s composition and meetings. The Audit Committee charter is available on our website at www.afce.com.

What is the relationship between the Audit Committee, AFC’s management and the independent registered public accounting firm?

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. AFC’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, in addition to auditing the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of these processes. However, the Audit Committee is not professionally engaged in the practice of accounting or auditing and its members are not experts in the fields of accounting or auditing, including with respect to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

What has the Audit Committee done with regard to our audited financial statements for fiscal 2007?

The Audit Committee has:

•	reviewed and discussed the audited financial statements with AFC’s management and internal auditors;

•	been provided with management’s representation to the Audit Committee that the AFC financial statements have been prepared in accordance with generally accepted accounting principles; and

•	discussed with Grant Thornton LLP, independent registered public accounting firm for AFC, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In addition, the Audit Committee has reviewed the Company’s compliance with Sarbanes-Oxley 404 requirements.

Has the Audit Committee considered the independence of AFC’s registered public accounting firm?

The Audit Committee has received from Grant Thornton LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the committee has discussed with Grant Thornton LLP that firm’s independence.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2007?

Based upon and in reliance on the representations of and discussions with management, internal auditors and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for AFC

Audit Committee Report and
Audit Fees

be included in AFC’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 for filing with the SEC.

Has the Audit Committee reviewed the fees paid to the independent auditors?

The Audit Committee has reviewed and discussed the fees paid to Grant Thornton LLP during fiscal 2007 and fiscal 2006 for audit and non-audit services, which are set forth in this proxy statement under “Fees Paid to Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services are compatible with the firm’s independence.

Is the Audit Committee required to pre-approve all services provided by the independent registered public accounting firm?

Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by the independent auditors and will not approve any services that are not permitted by SEC rules.

Who prepared this report?

This report has been furnished by the members of the Audit Committee:
       Carolyn Hogan Byrd, Chair
       R. William Ide, III
       Kelvin J. Pennington
       John F. Hoffner

AUDIT COMMITTEE INDEPENDENCE

Our Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the applicable SEC and Nasdaq Global Market rules.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

For 2007, Grant Thornton billed us aggregate fees and expenses of $663,985 for the integrated annual audit of our 2007 financial statements. For 2006, Grant Thornton billed us aggregate fees and expenses of $672,791 for the integrated annual audit of our 2006 financial statements.

Audit-Related Fees

Grant Thornton billed us aggregate fees and expenses of $0 and $51,670 for assistance with SEC filings in 2007 and 2006, respectively.

Tax Fees

None.

All Other Fees

Grant Thornton billed us $0 and $19,747 for non-audit related services in 2007 and 2006, respectively.

Pursuant to its charter, our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules.

Corporate Governance and
Nominating Committee

R. William Ide, III is the chairman and John F. Hoffner, John M. Cranor, III, and Victor Arias, Jr. are members of our Corporate Governance and Nominating Committee. We have posted the Corporate Governance and Nominating Committee’s charter on our website at www.afce.com. Our Board of Directors has determined that all members of the Corporate Governance and Nominating Committee are independent according to the applicable Nasdaq Global Market rules.

The purpose of the Corporate Governance and Nominating Committee is (1) to identify individuals qualified to become members of our Board of Directors and to recommend to the Board of Directors nominees for election in connection with our annual meeting of shareholders, (2) to develop and recommend to the Board of Directors our Principles of Corporate Governance and to take a leadership role in shaping our corporate governance policies, (3) to make recommendations to the Board of Directors with respect to our strategic plans and (4) such other responsibilities and duties as may, from time to time, be delegated to the Committee by the Board of Directors.

One responsibility of the Corporate Governance and Nominating Committee is to establish criteria for evaluating persons to be nominated for election to our Board of Directors and its committees. Under the Corporate Governance and Nominating Committee Charter, these criteria include, at a minimum, the depth of a candidate’s experience and availability, the balance of his or her business interests and experience and the need for any required expertise on our Board of Directors or one of its committees. Furthermore, the Principles of Corporate Governance adopted by our Board of Directors provide that independent directors should be persons with broad training, knowledge and experience in business, finance, education, government or other professions or vocations who have earned distinction in their chosen fields, and those Principles of Corporate Governance also provide that the composition of our Board of Directors should reflect ethnic and gender diversity. The Corporate Governance and Nominating Committee considers all of these criteria in selecting nominees and in the future may establish additional minimum criteria for nominees.

The Corporate Governance and Nominating Committee has not adopted a specific policy regarding the consideration of shareholder director nominees, but its general policy is to welcome future nominees recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to AFC Enterprises, Inc., Attention: Corporate Secretary, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342. Submissions must include sufficient biographical information concerning the recommended individual, including age, five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and Board memberships (if any) for the Committee to consider as well as any other requirements under our bylaws. The Corporate Governance and Nominating Committee will evaluate all nominees in the same manner, whether or not the nominee was recommended by a shareholder.

The Corporate Governance and Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether our Board of Directors or its committees have specific unfulfilled needs. The Corporate Governance and Nominating Committee then considers nominees identified by the Committee, other directors, our executive officers and shareholders, and in some cases, the Committee has engaged a third party search firm to assist in identifying candidates. This consideration includes determining whether a candidate qualifies as “independent” under the various standards

Corporate Governance and
Nominating Committee

applicable to the Board of Directors and its committees.

The Corporate Governance and Nominating Committee then selects nominees to recommend to our Board of Directors, which considers and makes the final selection of director nominees and directors to serve on its committees.

The Corporate Governance and Nominating Committee’s responsibilities also include:

•	Acting upon requests by our officers to serve on outside boards of directors;

•	Considering suggestions by our Chairman of the Board of Directors for directors to serve on Board committees, including the chair of each committee, and recommending to the Board of Directors the members and chair of all standing committees;

•	Recommending the duties that will be in the charter of any new standing committee of our Board of Directors;

•	Annually developing and overseeing an evaluation of our full Board of Directors and individual members of our Board of Directors by collecting comments and evaluations from each director and any other constituents the Committee deems relevant to such assessment;

•	Reviewing and monitoring the business risks to our strategies;

•	Assisting our Board of Directors with development of responsibilities of directors, including basic duties and responsibilities with respect to attendance at Board meetings and advance review of meeting materials;

•	Establishing and maintaining a director orientation program for new directors;

•	Developing, or making available, a continuing education program conducted for all directors;

•	Assisting our Board of Directors with its responsibilities for oversight of our Honor Code;

•	Reviewing our evaluation of compliance with our Honor Code;

•	Reviewing any conflicts of interest involving our officers or members of our Board of Directors;

•	Assisting our Board of Directors with oversight of our policies;

•	Periodically reviewing our report on significant litigation;

•	Reviewing the independence of each of our directors;

•	Reviewing the continued appropriateness of Board membership when one of our directors changes the position he or she held when elected or appointed to the Board; and

•	Making recommendations to our Board of Directors with respect to our strategic plans, including potential mergers, acquisitions and divestitures, as well as financing alternatives.

Stock Ownership

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of February 15, 2008 by:

•	each shareholder known by us to own beneficially more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after February 15, 2008 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for those individuals for which an address is not otherwise indicated is: c/o AFC Enterprises, Inc., 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

The percentages of common stock beneficially owned are based on 27,179,094 shares of common stock outstanding as of February 15, 2008.

	Shares
	Beneficially	Percentage
Name	Owned	of Class

Directors and Executive Officers:
Cheryl A. Bachelder(1)	23,565	*
H. Melville Hope, III(2)	60,880	*
Harold M. Cohen(3)	45,080	*
Stanley F. Stout(4)	22,149	*
David Smith	6,435	*
Victor Arias, Jr.(5)	40,732	*
Carolyn Hogan Byrd(6)	44,732	*
John M. Cranor, III(7)	5,565	*
John F. Hoffner(8)	4,611	*
R. William Ide, III(9)	42,732	*
Kelvin J. Pennington(10)	21,486	*
Kenneth L. Keymer	0	*
Frederick B. Beilstein, III	0	*

All directors and executive officers as a group (13 persons)(11)	317,967	1.17%

Stock Ownership

	Shares
	Beneficially	Percentage
Name	Owned	of Class

Five Percent Shareholders:
Cardinal Capital Management, LLC(12)	2,102,040	7.73%
Columbia Wanger Asset Management, L.P.(13)	1,918,000	7.06%
Delta Partners LLC(14)	3,508,912	12.91%
Keeley Asset Management Corp.(15)	1,466,868	5.40%
Morgan Stanley(16)	4,863,133	17.90%
Morgan Stanley Investment Management Inc.(17)	3,392,899	12.48%
Vaughan Nelson Investment Management, L.P. and Vaughan Nelson Investment Management, Inc.(18)	1,836,629	6.76%

*	Less than 1% of the outstanding shares of common stock.

(1)	Includes 420 shares of restricted stock issuable with respect to restricted stock units that will vest within 60 days of February 15, 2008.

(2)	Includes 4,812 shares of common stock issuable with respect to options exercisable within 60 days of February 15, 2008.

(3)	Includes 4,812 shares of common stock issuable with respect to options exercisable within 60 days of February 15, 2008.

(4)	Includes 2,406 shares of common stock issuable with respect to options exercisable within 60 days of February 15, 2008.

(5)	Includes 420 shares of restricted stock issuable with respect to restricted stock units that will vest within 60 days of February 15, 2008. Mr. Arias’ business address is Korn Ferry International, 2100 McKinney, Suite 1800, Dallas, Texas 75201.

(6)	Includes 420 shares of restricted stock issuable with respect to restricted stock units that will vest within 60 days of February 15, 2008. Ms. Byrd’s business address is GlobalTech Financial, LLC, 2839 Paces Ferry Road, Suite 810, Atlanta, Georgia 30339.

(7)	Includes 420 shares of restricted stock issuable with respect to restricted stock units that will vest within 60 days of February 15, 2008. Mr. Cranor’s business address is 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

(8)	Includes 420 shares of restricted stock issuable with respect to restricted stock units that will vest within 60 days of February 15, 2008. Mr. Hoffner’s business address is 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

(9)	Includes 420 shares of restricted stock issuable with respect to restricted stock units that will vest within 60 days of February 15, 2008. Mr. Ide’s business address is McKenna Long & Aldridge, LLP, 303 Peachtree Street NE, Suite 5300, Atlanta, Georgia 30308.

(10)	Includes 420 shares of restricted stock issuable with respect to restricted stock units that will vest within 60 days of February 15, 2008. Mr. Pennington’s business address is PENMAN Partners, 30 North LaSalle Street, Suite 1402, Chicago, Illinois 60602.

(11)	Shares owned by directors and executive officers as a group include 9,624 shares of common stock issuable with respect to options exercisable within 60 days of February 15, 2008 and 2,940 shares of restricted stock that will vest within 60 days of February 15, 2008.

(12)	Represents shares of common stock beneficially owned by Cardinal Capital Management, LLC (“Cardinal”). Cardinal has sole voting power with respect to 1,302,090 shares, and sole dispositive power with respect to 2,102,040 shares. This information is included in reliance upon a Schedule 13G filed by Cardinal with the SEC on February 14, 2008. The address of Cardinal is One Greenwich Office Park, Greenwich, CT 06831.

(13)	Represents shares of common stock beneficially owned by Columbia Wanger Asset Management, L.P. (“Columbia”). Columbia is a registered investment adviser and has sole voting power with respect to 1,800,000 shares, sole dispositive power with respect to 1,918,000 shares and shared voting power with respect to 118,000 shares. This information is included in reliance upon a Schedule 13G filed by Columbia with the SEC on January 24, 2008. The address of Columbia is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

Stock Ownership

(14)	Represents 3,508,912 shares of common stock beneficially owned by Delta Partners LLC (“Delta”) and Charles Jobson of which Delta and Mr. Jobson have shared dispositive and voting power. Shares reported for Delta and Mr. Jobson include shares beneficially owned by Prism Partners L.P., Prism Offshore Fund Limited, Prism Partners QP, LP, as well as one separately managed account. Represents shares of common stock beneficially owned by Prism Offshore Fund, Ltd. (“Prism”). Prism has sole voting and sole dispositive power with respect to 2,254,010 shares, This information is included in reliance upon a Schedule 13G filed by Delta, Mr. Jobson and Prism with the SEC on February 12, 2008. The address of Delta, Mr. Jobson and Prism is One International Place, Suite 2401, Boston MA, 02110.

(15)	Represents shares of common stock beneficially owned by Keeley Asset Management Corp. (“KAMC”). KAMC is a registered investment advisor and has sole voting power with respect to 1,448,868 shares and sole dispositive power with respect to 1,466,868 shares. This information is included in reliance upon a Schedule 13G filed by KAMC with the SEC on February 14, 2008. The address of KAMC is 401 South LaSalle Street, Chicago, Illinois 60605.

(16)	Represents shares of common stock beneficially owned by Morgan Stanley (“MS”). MS is the parent company of and indirect beneficial owner of securities held by its business units. MS has sole voting power with respect to 4,581,550 shares, sole dispositive power with respect to 4,863,133 shares and shared voting power with respect to 488 shares. This information is included in reliance upon a joint Schedule 13G filed by MS and Morgan Stanley Investment Management Inc. (“MSIM”) with the SEC on February 14, 2008. The address of MS is 1585 Broadway, New York, New York 10036.

(17)	Represents shares of common stock beneficially owned by Morgan Stanley Investment Management Inc. (“MSIM”). MSIM is a registered investment advisor and has sole voting power with respect to 3,287,795 shares and sole dispositive power with respect to 3,392,899 shares. This information is included in reliance upon a joint Schedule 13G filed by MS and MSIM with the SEC on February 14, 2008. The address of MSIM is 522 Fifth Avenue, New York, New York 10036.

(18)	Represents shares of common stock beneficially owned by Vaughan Nelson Investment Management, L.P. (“Vaughan”) and Vaughan Nelson Investment Management, Inc. (“VNIMI”). By reason of investment advisory relationships with the person who owns the shares, Vaughan may be deemed to be the beneficial owner of the shares. VNIMI is the general partner of Vaughan and may be deemed to be the indirect beneficial owners of the shares. Vaughan has sole voting power with respect to 1,123,196 shares, sole dispositive power with respect to 1,325,663 shares and shared dispositive power with respect to 510,966 shares. VNIMI has sole voting power with respect to 1,123,196 shares, sole dispositive power with respect to 1,325,663 shares and shared dispositive power with respect to 510,966 shares. This information is included in reliance upon a joint Schedule 13G filed by Vaughan and VNIMI with the SEC on February 14, 2008. The address of Vaughan and VNIMI is 600 Travis Street, Suite 6300, Houston, Texas 77002.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Philosophy.  The People Services (Compensation) Committee of the Board of Directors, which we refer to throughout this discussion as the “Compensation Committee,” determines the compensation of our executive officers identified in the Summary Compensation Table (whom we refer to as our “named executive officers”) and our other senior management executives through a combination of base salary, annual incentive bonus, long-term equity incentives and benefits and perquisites designed to:

(1) attract and retain qualified management,

(2) be competitive with comparable employers, and

(3) align management’s incentives with the long-term interests of our shareholders.

For our named executive officers and other senior executives, our Compensation Committee designs our short and long-term incentive awards under a “pay-for-performance” philosophy that ties the amounts earned to our Company-wide performance — primarily earnings growth and stock appreciation.

Compensation Committee Process and Role of Executive Officers.  The Compensation Committee approves all compensation for executive officers, including our named executive officers. The Compensation Committee is solely responsible for the review of the performance and compensation of our chief executive officer or CEO.

During 2007, we had three CEOs. Kenneth L. Keymer, was our CEO from September 2005, until March 2007. Frederick B. Beilstein, III was named our interim CEO while we engaged in a search for our permanent CEO. Mr. Beilstein served as interim CEO from March 30, 2007 to October 31, 2007. Cheryl A. Bachelder was named our permanent CEO effective as of November 1, 2007. The compensation for each of Messrs. Keymer and Beilstein and Ms. Bachelder was set by negotiations between our Compensation Committee and such officers. The Compensation Committee reviewed market data available to the Compensation Committee in determining the appropriate employment offers.

For compensation of the remaining executive officers, the CEO and chief human resources officer make recommendations to the Compensation Committee with respect to the performance of the executives and the appropriate compensation amounts for each executive. In making these recommendations, the CEO and chief human resources officer consider peer group data as described below as well as budgetary constraints. The Compensation Committee considers these recommendations and generally, with appropriate adjustments, approves the compensation. In addition, our CEO, our chief financial officer, the “CFO”, our Senior Vice President, General Counsel and our Chief People Services Officer assist the Compensation Committee with the implementation and administration of our annual incentive bonus plan.

Targeted Compensation Levels and Peer Group Data.  To assist in establishing appropriate compensation levels, our Compensation Committee considers peer group data. The data is compiled by management at the direction of the Compensation Committee with the assistance of management’s compensation consultant, James H. Reda & Associates, LLC (“Reda”), using proxy statements for public restaurant companies, information provided by the Chain Restaurant Compensation Association, or “CRCA”, and information provided by Hospitality Compensation Exchange, or “HCE”, in its 2006 HVS Chain Restaurant Corporation Report.

•	The CRCA works in partnership with Hay Group Services to provide industry specific compensation information for the association’s members for a subscription fee. In 2007, 185 organizations were included in the 2007 CRCA survey, including 46 organizations in the Quick Service Restaurant (“QSR”) industry.

•	The HCE is a guide produced by HVS Executive Search to provide compensation information regarding the chain restaurant industry. The HCE includes 116 companies in the chain restaurant industry, including 22 organizations in the QSR industry.

In addition, in May 2007, Reda compiled information from the proxy statements of 20 publicly traded companies in the restaurant industry, many of which were also included in the CRCA survey and the HCE, for comparative purposes. Our chief human resources officer and other members of management reviewed this information with Reda to prepare the data presented to the Compensation Committee. While these presentations focused on the CRCA data’s 46 organizations in the QSR industry, the HCE data of 22 organizations in the QSR industry and the 20 publicly traded organizations chosen by Reda, the information presented to the Compensation Committee was the result of a blended approach to extract data from these sources. The blended approach was utilized to take into account the various differences in the restaurant organizations included in the benchmarking data which make it difficult to identify the restaurant organizations as a distinctive peer group. The differences include the size of the organizations, whether they are public or private entities, the percentage of an organization’s restaurants that are company-operated or franchised, the restaurant system’s operating complexities, the number of restaurants in each system, and restaurant revenues. Our Compensation Committee evaluated this data and other materials provided to them as part of their process in making decisions regarding compensation.

In 2004, the Compensation Committee engaged Hewitt and Associates as its compensation consultant. The Compensation Committee did not hire its own consultant in 2005 - 2007, but continued to rely on some information provided by management’s compensation consultant (Hewitt and Associates for 2005 and 2006 and Reda in 2007). In 2008, the Compensation Committee engaged Towers Perrin LLC as its compensation consultant and our Compensation Committee is currently working with its consultant on reviewing executive and director compensation.

Allocation among Components.  Under the compensation structure designed by the Compensation Committee, the mix of base salary, annual incentive bonus and long-term equity incentive awards varies depending upon seniority with a greater emphasis on incentive compensation for the most senior executives. The Compensation Committee believes that the compensation of our named executive officers and other senior officers — the levels of management having the greatest ability to influence our performance — should have a significant performance-based component, which historically has been achieved through bonuses tied to EBITDA (as defined below) and other corporate performance metrics described in further detail below. For officers other than the named executive officers, we take into consideration budgeting constraints, our performance and the performance of the individual compared to an internal peer group.

Base Salaries.  The base salaries in 2007 for Ms. Bachelder, our current CEO, Mr. Keymer, our former CEO, and Mr. Beilstein, our former interim CEO, were set pursuant to their employment agreements, which were negotiated between the Compensation Committee and such individuals. The Compensation Committee determines base salaries for the other named executive officers and members of senior management based on a combination of review of peer group data described above for officers with comparable qualifications, experience and responsibilities at peer group companies and review of the performance and merit of the specific individual officer. When appropriate, the Compensation Committee also will take into account our performance in setting and increasing base salaries.

The Compensation Committee did not increase base salaries in 2006 based on Company performance but determined to review base salaries in 2007. In May 2007, the Compensation Committee completed its review and approved base salary increases for all named executive officers ranging from approximately 9% to approximately 22%. The Compensation Committee determined that the 2007 base salaries would remain in effect throughout 2007 and 2008.

Annual Incentive Bonuses.  The Compensation Committee awards cash bonuses based upon satisfaction of company financial and/or business plan metrics. At the end of each fiscal year, our Compensation Committee adopts an annual bonus plan for the coming fiscal year, which we refer to as the “Bonus Plan.” The Compensation Committee sets all Bonus Plan metrics, goals and weights and determines the amount of target bonuses for our named executive officers and other participants. Members of our management, including the CEO, CFO, our Senior Vice President, General Counsel and our Chief People Services Officer assist the Compensation Committee with the implementation and administration of the Bonus Plan. The formula set by the Compensation Committee for determining bonuses under the 2007 Bonus Plan was:

Funding % × Annual Bonus Opportunity × Individual Plan Goals Achieved = Annual Bonus Payment

Funding.  The Bonus Plan is funded based on a metric of earnings before interest, taxes, deprecation and amortization, or EBITDA. The Compensation Committee selected this metric because it believes EBITDA growth influences the growth of our share value, and is therefore directly correlated with the interests of our shareholders. The Compensation Committee sets the target Company EBITDA measure so that it matches our internal budget as approved by the Board of Directors. We must achieve a minimum of 90% of the target Company EBITDA for any bonuses to be paid. Once the 90% threshold has been met, the Bonus Plan funding increases pursuant to an established scale. The following chart shows the performance / funding scale for the 2007 Bonus Plan:

Company EBITDA Target	Funding %	Increase

less than 90%	0%	—
90 - 100%	50 - 100%	Opportunity increases 5% for every 1% of performance up to 100%
101 - 110%	103 - 130%	Opportunity increases 3% for every 1% of performance beginning at 101%

Funding for bonuses under the Bonus Plan is determined on an annual basis for all executive officers other than Mr. Smith. Funding for Mr. Smith’s bonus is determined on a semi-annual basis.

Annual Bonus Opportunity.  The Compensation Committee sets a specific dollar target as the annual bonus opportunity for each participant, which is based on a percentage of the executive’s base salary. The Compensation Committee determines annual bonus opportunity for the named executive officers and members of senior management based on a combination of review of peer group data described above for officers with comparable qualifications, experience and responsibilities at peer group companies and its review of the performance of the specific individual officer. These targets are set by the Compensation Committee on an annual basis. In 2007, the Compensation Committee determined to increase the annual bonus opportunity for Mr. Cohen from 50% to 55% and the annual bonus opportunity for Messrs. Stout and Smith from 40% to 45% of base salary based upon the review.

The annual bonus opportunity for each of our named executive officers in 2007 (other than Frederick B. Beilstein, III, who did not participate in the Bonus Plan as Interim CEO) was as follows:

		Equivalent $
Name	Annual Bonus Opportunity	Target Value

Cheryl A. Bachelder	100% of Base Salary	$107,143
Kenneth L. Keymer	100% of Base Salary	$500,000
H. Melville Hope, III	55% of Base Salary	$159,500
Harold M. Cohen	55% of Base Salary	$154,000
Stanley F. Stout	45% of Base Salary	$99,000
David Smith	45% of Base Salary	$108,000

Ms. Bachelder’s annual bonus opportunity for 2007 was prorated due to her employment in November 2007.

Individual Bonus Plan Goals.  The Compensation Committee sets bonus plan goals which tie to key company performance metrics. The 2007 Bonus Plan included the following bonus plan goals weighted as follows for each of our named executive officers:

	Company	Domestic	Domestic
Name	EBITDA	Openings	Comparable Sales

Cheryl A. Bachelder	—	—	—
Kenneth L. Keymer	60%	20%	20%
H. Melville Hope, III	60%	20%	20%
Harold M. Cohen	60%	20%	20%
Stanley F. Stout	60%	20%	20%

		(Popeyes	(Popeyes
		International	International
	EBITDA	EBIT)	Net Openings)
David Smith	30%	50%	20%

In 2007, Mr. Keymer resigned as CEO prior to the end of the year, making him ineligible to receive a bonus for the year. Mr. Beilstein, our interim CEO in 2007, was not eligible for participation in the Bonus Plan. Ms. Bachelder’s goals were set by the Compensation Committee and were directly related to accomplishment of designated transition activities during the two months she was CEO during 2007 rather than in accordance with the metrics described above. Although we did not achieve the minimum funding threshold of ninety percent (90%) of targeted annual Company EBITDA, Ms. Bachelder met all of the goals set for her and the Compensation Committee determined to award Ms. Bachelder $100,000 in annual incentive bonus compensation.

The individual Bonus Plan goals of Messrs. Hope, Cohen and Stout were measured on an annual basis, while Mr. Smith’s individual Bonus Plan goals were measured semi-annually. In 2007, there was no funding of the Bonus Plan for Messrs. Hope, Cohen and Stout since we did not achieve the minimum threshold of ninety percent (90%) of targeted annual Company EBITDA. We also did not achieve the targeted goal of domestic openings, nor did we meet the Company’s targeted domestic comparable sales goal. Mr. Smith received funding for the first half of his semi-annual plan since we achieved approximately 97% of targeted Company EBITDA for the first half of the year measurement period. We did not achieve the targeted goal of Popeyes International EBIT (earnings before interest and taxes) or Popeyes International net openings. Accordingly, Mr. Smith was paid a prorated share of his semi-annual bonus opportunity as set forth in the Summary Compensation Table.

Signing Bonus.  From time to time, our Compensation Committee will consider the grant of a cash signing bonus or other equity incentive awards in order to attract executive officers. In November 2007, Ms. Bachelder received a one-time signing bonus pursuant to the terms of her employment agreement in the amount of $100,000 in connection with her being named CEO and president of the Popeyes’ brand. In addition, Ms. Bachelder received grants of restricted stock and non-qualified stock options in connection with her employment. The Compensation Committee believes that signing bonuses and equity awards help the Company attract and retain quality management talent.

Long-Term Equity Incentive Awards.  Historically, the primary form of equity compensation that we awarded consisted of non-qualified stock options. The Compensation Committee selected this form of equity compensation because of the favorable accounting and tax treatments and the near universal award of stock options to executives in our industry. Beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), making the accounting treatment of stock options less attractive. As a result, the Compensation Committee assessed the desirability of granting shares of restricted stock to employees, particularly to members of senior management, and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution to our shareholders. This form of equity compensation is also prevalent at our peer companies.

Our Compensation Committee’s practice is to determine the appropriate dollar amount of equity compensation and to then grant a number of stock options and/or shares of restricted stock that have a grant date fair market value equal to that amount. The Compensation Committee determines equity compensation for the named executive officers and members of senior management based on a combination of review of peer group data described above for officers with comparable qualifications, experience and responsibilities at peer group companies and review of the performance of the specific individual officer. In making its decision, our Compensation Committee considers equity awards made on a historical basis and management’s recommendations with respect to our current needs (e.g., whether we need to increase equity compensation to retain employees or to encourage particular performance). The Compensation Committee also considers a targeted total compensation amount. After setting base salary and target bonus, the Compensation Committee determines the appropriate value of equity compensation as a method of achieving this total compensation amount.

Restricted stock awards in 2005 had a three-year vesting schedule. Restricted stock awards in 2006 had a one-year vesting schedule. The recipient must remain employed by us through the vesting date for the restricted stock to vest. For 2007, with respect to our named executive officers other than Ms. Bachelder, our Compensation Committee also determined to award restricted stock, with 50% of the vesting based on time (one year) and 50% of the vesting based on company performance.

In connection with her employment in November 2007, the Compensation Committee granted Ms. Bachelder:

•	30,000 shares of restricted stock that vest on the first anniversary of her employment;

•	200,000 non-qualified stock options that vest in equal amounts each year for four years; and

•	200,000 non-qualified stock options that vest in equal amounts each year for four years but is only exercisable upon the achievement of specified stock price targets for our common stock which were designed to measure our performance over the vesting period.

While the Compensation Committee’s current compensation philosophy involves granting equity incentive awards in the form of restricted stock grants and stock options, our 2006 Incentive Stock Plan, which was approved by our shareholders, also permits the Compensation Committee to grant stock appreciation rights and to make stock grants and stock unit grants.

Equity Compensation Grant Practices.  Prior to 2006, our Compensation Committee granted stock options and restricted stock to executives. Stock options were awarded at the price of our stock on the grant date. The Compensation Committee has never granted options with an exercise price that was less than the price of our common stock on the grant date nor did it grant options priced on a date other than the grant date. In 2006, our Compensation Committee issued restricted stock awards exclusively. In 2007, our Compensation Committee granted restricted stock to our named executive officers and additionally granted stock options to Ms. Bachelder. With the exception of grants made upon significant promotions and to new hires, we generally make these awards in the first quarter of our fiscal year. Restricted stock grants were made on March 30, 2006 and on January 29, 2007. Grants of restricted stock and stock options were made to Ms. Bachelder in November 2007. The awards are made as early as practicable in the year in order to maximize the time-period for the incentives associated with the awards.

Retirement Plans.  Until December 31, 2001, we maintained a traditional defined benefit pension plan. Since that time, no new participants were added to the plan and the benefits under that plan for existing participants were frozen. No material obligations remain under this plan. We maintain a 401(k) plan pursuant to which we may match a percentage of an employee’s contribution. When we calculate targeted overall compensation for our senior management, we factor in the benefits expected to be received under the 401(k) plan. There are currently no operating pension plans and no deferred compensation arrangements.

Perquisites and Other Benefits.  During fiscal year 2007 and in prior years, we provided our executives with a “flex perk” amount ranging between $10,000 and $15,000, depending on each individual’s position. In 2007, we discontinued the payment of the “flex perk” amounts but added such amounts to the base salary compensation for our named executive officers. In addition, we pay membership dues for some of our executives to use a dining club in our corporate office complex for business guests. Our CEOs (excluding our Interim CEO), CFO and general counsel were eligible to be reimbursed for an annual comprehensive medical examination otherwise not paid for by medical insurance. Mr. Keymer, our CEO, until March 30, 2007, our CFO and general counsel received the benefit of a Company paid life insurance policy having death benefits of five times the executive’s base salary.

Members of senior management also participate in our other benefit plans on the same terms as other employees. These plans include medical, dental and life insurance. Relocation benefits also are reimbursed, but are individually negotiated when they occur. In 2007, we paid $18,982 for relocation expense reimbursements to Ms. Bachelder.

Accounting Considerations.  Our Compensation Committee and management take into consideration the accounting effect of the forms of compensation that the Compensation Committee determines to award. Beginning December 26, 2005, we began accounting for stock-based payments in accordance with the requirements of SFAS 123(R). As discussed above under “Equity Compensation Grant Practices,” we moved primarily to grants of restricted stock rather than grants of stock options in part based on our review of the accounting effect of SFAS 123(R).

Tax Considerations.  The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code which limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee.

The $1 million limitation generally does not apply to compensation based on performance goals if certain requirements are met. The Compensation Committee, as much as possible, uses and intends to use performance-based compensation to minimize the effect of these tax deduction limits. However, we believe that we must attract, retain and reward the executive talent necessary to maximize shareholder value and that the loss of a tax deduction may be necessary and appropriate in some circumstances.

Employment Agreements.  We currently have employment agreements with the following senior executives:

		2007 and 2008
Executive	Title	Base Salary

Cheryl A. Bachelder	Chief Executive Officer and President	$650,000
Richard Lynch	Chief Marketing Officer	$300,000
H. Melville Hope, III	Chief Financial Officer	$290,000
Harold M. Cohen	Senior Vice President — Legal Affairs, General Counsel and Secretary	$280,000

These employment agreements currently provide for annual base salaries as described above, subject to annual adjustment by the Compensation Committee, an annual incentive bonus, fringe benefits, participation in Company-sponsored benefit plans and such other compensation as may be approved by the Board of Directors. Generally, our employment agreements have a term of one year, unless earlier terminated or otherwise renewed pursuant to the terms thereof and are automatically extended for successive one-year periods following the expiration of each term unless notice is given by the Company or the executive not to renew. Severance benefits, change in control provisions and other perquisites available under these employment agreements are described under the headings “Employment Agreements” and “Potential Payments Upon Termination or Change in Control” in this Compensation Disclosure and Analysis.

Change in Control.  The Compensation Committee believes that it is important to protect our named executive officers in the event of a change in control and a subsequent termination of their employment without cause or a material diminution of or change in responsibilities, duties or title, or a material reduction or change in pay and benefits. Further, it is our belief that the interests of our executives should be aligned with those of our shareholders. The Compensation Committee believes that providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to accept or maintain employment with us, or to pursue potential change in control transactions that may be in the best interests of shareholders. Our employment agreements provide for a “double trigger” for change in control — meaning that change in control benefits will only be paid (1) if there is a change in control (as defined in the employment agreement) and (2) within one year of the change in control, the employee’s employment is terminated without cause, or there is a material diminution of or change in the employee’s responsibilities, duties or title, or there is a material reduction or change in pay and benefits that is not part of a reduction in pay and benefits that applies to all of our executive officers. In the event that both triggers are satisfied, the employee may terminate his employment and receive the same severance he would have received upon a termination without cause. The cash component of change in control benefits are paid lump-sum and are the same as the severance benefits described above with respect to a termination without “cause.”

2007 SUMMARY COMPENSATION TABLE

The following table includes information concerning 2006 and 2007 compensation for the persons who served as CEO during the year, the CFO and the three other executive officers with the highest total compensation calculated in accordance with SEC rules and regulations (the “named executive officers”).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Function	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)	Total ($)

Cheryl A. Bachelder	2007	105,000	100,000	67,521	179,025	100,000	19,524	571,070
Chief Executive Officer(4)

Kenneth L. Keymer	2007	125,000		0	0	0	17,260	142,260
Former Chief Executive Officer(5)	2006	509,615		484,093	454,629	340,000	34,226	1,822,563

Frederick B. Beilstein	2007	544,326		0	0	0	104,471	648,797
Former Interim Chief Exec. Officer

H. Melville Hope, III	2007	277,885		68,605	79,087	0	26,314	451,891
Chief Financial Officer	2006	259,904		149,860	80,608	95,370	33,077	618,819

Harold M. Cohen	2007	259,808		59,437	79,087	0	25,233	423,565
General Counsel	2006	224,231		119,138	87,805	74,800	33,268	539,242

Stanley F. Stout	2007	212,684		53,926	47,242	0	19,374	333,226
Chief People and Technology Officer	2006	202,725		109,446	51,749	54,101	26,897	444,918

David Smith	2007	230,878		53,926	21,556	11,016	14,212	331,588
Chief Operating Officer — International	2006	218,319		109,446	26,469	52,265	20,359	426,858

(1)	Amounts in these columns are calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments.” However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. See Note 2 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 30, 2007 regarding assumptions underlying valuation of equity awards. The grant date fair value of the awards can be found in the Grants of Plan-Based Awards Table below. An overview of the features of our restricted stock and stock option awards can be found in the “Compensation Discussion and Analysis” section above.

(2)	The amounts in this column reflect the cash awards to the named individuals under the 2007 Bonus Plan which is discussed in further detail under the heading “Annual Incentive Bonuses,” and the 2006 Bonus Plan which is discussed in further detail under the heading “Annual Incentive Bonuses” in the Compensation Discussion and Analysis in the 2007 Proxy Statement.

(3)	The amounts shown in this column for 2007 reflect the following components:

•	With respect to Mr. Keymer, the amount of $255, with respect to Ms. Bachelder, the amount of $170, and with respect to Messrs. Cohen and Stout, the amount of $1,020 each for dues to use a dining club in the Company’s office building complex to entertain business guests.

•	With respect to Mr. Beilstein, the amount of $101,250 for consulting fees paid to Mr. Beilstein prior to his term as Interim CEO.

•	With respect to Mr. Keymer, the amount of $7,219 for accrued vacation pay paid upon his resignation.

•	With respect to Mr. Hope and Mr. Cohen, the amount of $3,243 and $1,217, respectively, for the cost of an annual physical examination.

•	With respect to Messrs. Keymer, Hope and Cohen, the amounts of $2,788, $1,888 and $1,377, respectively, for a Company paid life insurance policy having death benefits of five time the executive’s base salary.

•	With respect to Messrs. Hope, Cohen and Stout, the amounts of $4,500, $5,269 and $4,500, respectively, each for the Company’s matching contributions to each individual’s account in the Company’s 401(K) plan.

•	With respect to Messrs. Keymer, Beilstein, Hope, Cohen, Stout and Smith, the amounts of $2,855, $2,856, $10,202, $9,914, $9,416 and $9,476, respectively, and for Ms. Bachelder, the amount of $357, for the amounts of the Company’s contributory share of the costs of each individual’s participation in the Company’s general benefit plans, including medical, dental, life and disability insurance plans.

•	With respect to Messrs. Keymer, Beilstein, Hope, Cohen, Stout and Smith, the amounts of $104, $365, $135, $90, $207 and $135 respectively, and with respect to Ms. Bachelder, the amount of $16, for the PS-58 costs to the Company for each individual’s participation in the Company’s group term life insurance policy.

•	With respect to Mr. Keymer, the amount of $4,039, and with respect to Messrs. Hope and Cohen, the amount of $6,346 each, and with respect to Messrs. Stout and Smith the amounts of $4,231 each for a “flexible perk” amount intended to be used at the Executive’s discretion for automobile expenses, social clubs and similar uses.

•	With respect to Ms. Bachelder, the amount of $18,982 for relocation expense reimbursement.

•	With respect to Mr. Smith, the amount of $370 for a ten year service award payment.

(4)	Ms. Bachelder’s compensation reflected in this Summary Compensation Table only includes compensation paid to Ms. Bachelder in her capacity as CEO and President. The FAS 123R value of $67,521 includes $59,850 relating to restricted stock awards granted to her upon her employment and $7,671 relating to restricted stock units granted to her as a member of the Board of Directors for which expenses were recognized after November 1, 2007. Prior to her employment as CEO and President, Ms. Bachelder received compensation as a member of the Board of Directors. The compensation paid to Ms. Bachelder as a director can be found in the “Director Compensation for 2007” section below. After her employment as CEO and President, Ms. Bachelder continued as a director but is not compensated for her service.

(5)	Mr. Keymer’s restricted stock awards, option awards and incentive compensation under the Company’s bonus plan were forfeited upon his resignation in March 2007.

GRANTS OF PLAN-BASED AWARDS IN 2007

The following table sets forth certain information regarding potential payouts under the 2007 Bonus Plan and certain information regarding restricted stock awards granted during the fiscal year ended December 30, 2007 to each of our named executive officers.

						All Other
					Estimated	Stock
					Future Payouts	Awards:	All Other
					Under	Number of	Option Awards:	Exercise or	Grant Date
	Estimated Future Payouts Under				Equity Incentive	Shares of	Number of	Base Price	Fair Value
	Non-Equity Incentive Plan Awards(1)				Plan Awards(2)	Stock or	Securities	of Option	of Stock and
	Grant	Threshold	Target	Maximum	Target	Units	Underlying Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)(3)	(#)(4)	($/share)	Awards($)(5)

Cheryl A. Bachelder		53,572	107,143	139,286
	11/1/07					30,000			384,300
	11/1/07						200,000	12.81	1,295,920
	11/1/07				200,000			12.81	1,087,332
Kenneth L. Keymer		250,000	500,000	650,000
	1/29/07				6,800				114,376
	1/29/07					6,800			114,376
Frederick B. Beilstein, III	—	—	—	—	—	—	—	—	—
H. Melville Hope, III		79,750	159,500	207,350
	1/29/07					1,500			25,230
	1/29/07				1,500				25,230
Harold M. Cohen		77,000	154,000	200,200
	1/29/07					1,500			25,230
	1/29/07				1,500				25,230
Stanley F. Stout		49,500	99,000	128,700
	1/29/07					1,350			22,707
	1/29/07				1,350				22,707
David Smith		54,000	108,000	140,400
	1/29/07					1,350			22,707
	1/29/07				1,350				22,707

(1)	The amounts shown in the “Threshold” column reflect the minimum payment level under the 2007 Bonus Plan which is 50% of the “Target” amount shown, which amounts would be payable if the 2007 Bonus Plan funding requirements were satisfied. The amount shown in the “Maximum” column is 130% of the “Target” amount. With respect to Ms. Bachelder, the “Target” amount is her annual 2007 target incentive amount prorated to reflect November 1, 2007 as her starting date of employment. Actual amounts earned by our named executive officers are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	The amount shown in the “Target” column reflects the amount that would be payable if the performance criteria relating to the non-qualified stock options or restricted stock are met. None of these performance criteria were met in 2007 with respect to the restricted stock grants and all of these awards were forfeited. The grant of 200,000 stock options to Mr. Bachelder which have a performance based component remain outstanding.

(3)	Reflects the number of shares of restricted stock granted pursuant to the 2006 Stock Incentive Plan. The restricted stock vests one year after its grant date. With respect to Ms. Bachelder, this column does not include restricted stock units granted to her as a non-employee member of our Board of Directors prior to becoming CEO and President.

(4)	This column shows the number of stock options granted under the 2006 Stock Incentive Plan.

(5)	This column shows the full grant date fair value of restricted stock and stock options under FAS 123R granted to each of the named executive officers in 2007. The grant date fair values are calculated using the Nasdaq Global Market closing price of AFC stock on the date of grant of $16.82 for restricted stock and a Monte Carlo simulation embedded in a lattice model for stock options with service and market conditions. There can be no assurance that the grant date fair value of the restricted stock and option awards will ever be realized. Mr. Keymer’s restricted stock grant was forfeited upon his resignation.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table includes information regarding the value of all unexercised options and restricted stock awards held by the named executive officers as of December 30, 2007.

	Option Awards						Stock Awards
										Equity
										Incentive		Equity
										Plan		Incentive
				Equity						Awards:		Plan Awards:
				Incentive Plan						Number of		Market or
				Awards:					Market	Unearned		Payout Value
				Number of			Number of		Value of	Shares,		of Unearned
	Number of	Number of		Securities			Shares or		Shares or	Units		Shares, Units
	Securities	Securities		Underlying			Units of		Units of	or Other		or Other
	Underlying	Underlying		Unexercised	Option		Stock That		Stock That	Rights That		Rights That
	Unexercised	Unexercised		Unearned	Exercise	Option	Have Not		Have Not	Have Not		Have Not
	Options	Options		Options	Price	Expiration	Vested		Vested(19)	Vested		Vested
Name	(#) Exercisable	(#) Unexercisable		(#)	($)	Date	(#)		($)	(#)		($)

Cheryl A. Bachelder		200,000	(2)	200,000(2)	12.81	11/1/17
							31,057	(3)	326,720
Kenneth L. Keymer(1)	—	—			—	—	—		—
Frederick B. Beilstein, III	—	—			—	—	—		—
H. Melville Hope, III	21,651	7,217	(4)		10.65	2/6/11
	14,433	4,812	(5)		11.95	4/1/11
							4,000	(6)	42,080
							1,500	(7)	15,780	1,500	(7)	15,780
Harold M. Cohen	15,396				14.55	1/24/09
	4,434	7,217	(8)		10.65	2/6/11
	9,622	4,812	(9)		11.95	4/1/11
							3,667	(10)	38,577
							1,500	(11)	15,780	1,500	(11)	15,780
Stanley F. Stout	4,811	4,812	(12)		10.65	2/6/11
	7,217	2,406	(13)		11.95	4/1/11
							3,333	(14)	35,063
							1,350	(15)	14,202	1,350	(15)	14,202
David Smith		3,368	(16)		10.65	2/6/11
							3,333	(17)	35,063
							1,350	(18)	14,202	1,350	(18)	14,202

(1)	Mr. Keymer resigned as CEO on March 30, 2007 and held no unexercised options or restricted stock awards as of December 30, 2007.

(2)	The stock options under this grant vest in the amount of 100,000 on November 1, 2008, 100,000 on November 1, 2009 , 100,000 on November 1, 2010 and 100,000 on November 1, 2011.

(3)	Includes 1,057 restricted stock unit shares granted to Ms. Bachelder as a member of our Board of Directors prior to becoming CEO and President that will vest in the amounts of 210 on January 24, 2008, 210 on February 24, 2008, 210 on March 24, 2008, 210 on April 24, 2008, and 217 on May 24, 2008. Also includes 30,000 restricted stock shares that will vest on November 1, 2008.

(4)	The remaining stock options under this grant vested in the amount of 7,217 on February 6, 2008.

(5)	The remaining stock options under this grant vested in the amount of 4,812 on April 1, 2008.

(6)	Restricted stock shares vested in the amount of 4,000 on January 26, 2008.

(7)	Restricted stock shares vested in the amount of 1,500 on January 26, 2008 and 1,500 were forfeited on April 1, 2008 due to failure to meet performance measure conditions.

(8)	The remaining stock options under this grant vested in the amount of 7,217 on February 6, 2008.

(9)	The remaining stock options under this grant vested in the amount of 4,812 on April 1, 2008.

(10)	Restricted stock shares vested in the amount of 3,667 on January 26, 2008.

(11)	Restricted stock shares vested in the amount of 1,500 on January 26, 2008, and 1,500 were forfeited on April 1, 2008 due to failure to meet performance measure conditions.

(12)	The remaining stock options under this grant vested in the amount of 4,812 on February 6, 2008.

(13)	The remaining stock option under this grant vested in the amount of 2,406 on April 1, 2008

(14)	Restricted stock shares in the amount of 3,333 vested on January 26, 2008.

(15)	Restricted stock shares in the amount of 1,350 vested on January 26, 2008, and 1,350 were forfeited on April 1, 2008, due to failure to meet performance measure conditions.

(16)	The remaining stock options under this grant in the amount of 3,368 vested on February 6, 2008.

(17)	Restricted shares in the amount of 3,333 vested on January 26, 2008.

(18)	Restricted shares in the amount of 1,350 vested on January 26, 2008, and 1,350 were forfeited on April 1, 2008 due to failure to meet performance measure conditions.

(19)	The figures in this column were calculated using the closing price of our stock on the last business day of the fiscal year in the amount of $10.52 multiplied by the number of restricted stock shares that were not vested on December 30, 2007.

OPTION EXERCISES AND STOCK VESTED IN 2007

The following table includes information regarding exercises of stock options, restricted stock and restricted stock units that vested during 2007 for the named executive officers.

	Stock Awards			Option Awards
	Number of			Number of	Value
	Shares			Shares	Realized
	Acquired			Acquired	on
	on Vesting		Value Realized	on Exercise	Exercise
Name	(#)(1)		on Vesting ($)(2)	(#)	($)

Cheryl A. Bachelder	2,447	(3)	38,823	—	—
Kenneth L. Keymer	28,600		484,198	156,837	1,234,844
Frederick B. Beilstein, III	—		—	—	—
H. Melville Hope, III	7,060		119,526	—	—
Harold M. Cohen	6,556		110,993	10,000	71,400
Stanley F. Stout	6,053		102,477	—	—
David Smith	6,053		102,477	3,380	24,587

(1)	Other than the restricted stock units vesting with respect to Ms. Bachelder as described in footnote 3 below, all restricted stock awards vested on January 26, 2007.

(2)	The opening market price of our common stock on January 26, 2007, the date of vesting of all restricted stock in this column other than the restricted stock units vesting with respect to Ms. Bachelder, was $16.93 per share. The opening market price is used to determine fair market value under these grants made pursuant to our 2002 Stock Incentive Plan. With respect to Ms. Bachelder’s restricted stock units, the vesting occurred on a monthly basis. The closing market price of our common stock on the vesting dates of such restricted stock units (or if no closing price was available, the closing price on the immediately preceding business date) was as follows: $16.87 on January 25, 2007, $18.54 on February 25, 2007, $18.98 on March 25, 2007, $19.76 on April 25, 2007, $17.39 on June 24, 2007, $15.85 on July 24, 2007, $13.50 on August 24, 2007, $14.77 on September 24, 2007, $14.16 on October 24, 2007, $10.95 on November 24, 2007, and $12.00 on December 24, 2007. The closing market price is used to determine market value under these grants made pursuant to our 2006 Stock Incentive Plan.

(3)	Reflects restricted stock units granted to Ms. Bachelder as a member of our Board of Directors prior to her employment as CEO and President. The restricted stock units vested monthly in 2007 on the following dates: 244 shares on January 25; 244 shares on February 25; 244 shares on March 25; 245 shares on April 25; 210 shares on June 24; 210 shares on July 24; 210 shares on August 24; 210 shares on September 24; 210 shares on October 24; 210 shares on November 24; and 210 shares on December 24.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Compensation Committee believes that companies should provide reasonable severance benefits to employees, and that it is necessary to provide these benefits in order to retain our management. With respect to senior management, these severance benefits are intended to reflect the fact that it may be difficult for employees at the senior level to find comparable employment within a short period of time.

As of the end of our fiscal year 2007, we had employment agreements with our CEO, CFO and general counsel that provide for defined severance benefits upon the occurrence of certain employment termination events (including death, disability, termination without cause and termination as a result of a change of control which is discussed further below). Where the termination is without “cause,” these employment agreements provide for benefits equal to (a) two years of base salary and targeted bonus and a pro rata portion of the target bonus in the year of termination in the case of our chief executive officer, and (b) one year of base salary and targeted bonus in the cases of our chief financial officer and general counsel. These employment agreements also provide that we accelerate unvested rights under any equity grants. The benefits described above are conditioned upon the delivery of a general release in favor of us. In addition, these employment agreements provide that the terminated employee is entitled to receive any benefits that the employee otherwise would have been entitled to receive under our 401(k) plan.

Where the termination is for “cause” or voluntary on the part of any member of senior management, our employment agreements do not provide for severance benefits and there is no acceleration of any unvested rights under any equity grants. We consider early retirement a voluntary termination for these purposes and our employment agreements do not provide for severance benefits and there is no acceleration of any unvested rights under any equity grants in this event.

For other members of management, including our two executive officers who did not have employment agreements at fiscal year end 2007 (Messrs. Stout and Smith), our severance policy is to provide six months base salary in the event that the executive’s job is eliminated, together with outplacement services for a period of six months.

For our executives with employment agreements, “cause” will be deemed to exist where the individual commits fraud or is convicted of a crime involving moral turpitude, has been guilty of gross neglect or gross misconduct resulting in harm to us, failed to materially comply with our policies or shall have refused to follow or comply with our policies or the duly promulgated directives of the Board of Directors, breached a covenant not to disclose proprietary or confidential information, non-disparagement, or non-solicitation, or otherwise materially breaches the terms of the employment agreement with us.

For purposes of these benefits, a change in control is deemed to occur, in general, if there is dissolution or liquidation of the Company, or reorganization, merger or consolidation which results in new owners of over 50% of our outstanding shares, or a disposition of all or substantially all of our assets.

Upon Mr. Keymer’s resignation on March 30, 2007, there was no severance paid by the Company and there was no accelerated vesting of unvested stock option or restricted stock awards. Mr. Keymer received a prorated amount of his annual base salary through March 30, 2007, in the amount of $134,615. Mr. Keymer was not eligible to receive any portion of his 2007 annual bonus opportunity. Mr. Keymer received the amount of $7,219 for accrued, but unused vacation pay. In accordance with the specific terms of his stock option award grants, Mr. Keymer was entitled to exercise his vested stock options within 90 days of the date of the termination of his employment.

Upon the expiration of Mr. Beilstein’s term as Interim CEO, there was no severance paid.

The following tables reflect the amounts that would be payable to each of the named executive officers, other than Mr. Keymer or Mr. Beilstein, in the event of a change in control and certain subsequent termination events triggering payments, for cause termination, involuntary not-for-cause termination, and in the event of death or disability. The amounts shown assume that such termination, death or disability was effective as of December 30, 2007. The closing stock price on December 30, 2007 was $10.52.

CHERYL A. BACHELDER

		Termination
	Change in	Without
	Control	Cause	Death(5)	Disability(5)
Payments and Benefits Upon Termination(1)	($)	($)	($)	($)

Compensation:
Base Salary(2)	1,300,000	1,300,000	—	—
Short Term Incentives(2)	1,300,000	1,300,000	650,000	650,000
Stock Options
Unvested and accelerated(3)	0	0	—	—
Stock Awards
Unvested and accelerated(3)	326,720	315,600	—	—
Benefits and Perquisites:
Career Planning(4)	—	4,500	—	—

(1)	For purposes of this table, we assumed Ms. Bachelder’s compensation is as follows on the date of termination or change in control: base salary equal to $650,000 and annual non-equity incentive target equal to $650,000.

(2)	Assumes Ms. Bachelder’s severance benefit triggered upon a change in control meeting her employment agreement criteria for payment of a severance benefit or upon a termination without cause, is equal to 2 x base salary and 2 x annual non-equity incentive target.

(3)	Assumes Ms. Bachelder’s unvested stock options, restricted stock shares and restricted stock units granted to her as a member of our Board of Directors would accelerate and vest upon a change in control and that Ms. Bachelder’s unvested stock options and restricted stock shares would vest upon a termination without cause. Pursuant to the terms of Ms. Bachelder’s employment agreement, there is no acceleration of the 200,000 stock options with vesting conditions upon certain performance metrics. Ms. Bachelder’s stock options have option exercise prices greater than the value of our closing stock price on December 30, 2007 of $10.52, therefore no value is attributable to the options.

(4)	Upon a termination without cause, the Company would provide outplacement services for a period of 6 months.

(5)	Assumes Ms. Bachelder’s death or disability occurred on December 30, 2007. In such event, Ms. Bachelder or her estate, as the case may be, would be entitled to receive 1 x her annual non-equity incentive target.

H. MELVILLE HOPE, III

		Termination
	Change in	Without
	Control	Cause	Death(5)	Disability(5)
Payments and Benefits Upon Termination(1)	($)	($)	($)	($)

Compensation:
Base Salary(2)	290,000	290,000	—	—
Short Term Incentives(2)	159,500	159,500	159,500	159,500
Stock Options
Unvested and accelerated(3)	0	0	—	—
Stock Awards
Unvested and accelerated(3)	73,640	73,640	—	—
Benefits and Perquisites:
Career Planning(4)	—	4,500	—	—

(1)	For purposes of this table, we assumed Mr. Hope’s compensation is as follows on the date of termination or change in control: base salary equal to $290,000 and annual non-equity incentive target equal to $159,500.

(2)	Assumes Mr. Hope’s severance benefit triggered upon a change in control meeting his employment agreement criteria for payment of a severance benefit or upon a termination without cause, is equal to 1 x base salary and 1 x annual non-equity incentive target.

(3)	Assumes Mr. Hope’s unvested stock options and restricted stock shares would accelerate and vest upon a change in control or upon a termination without cause. Mr. Hope’s stock options have option exercise prices greater than the value of our closing stock price on December 30, 2007 of $10.52, therefore no value is attributable to the options. For purposes of this table, it is assumed that all of Mr. Hope’s restricted stock shares would accelerate as of December 30, 2007. This table does not include 1,500 shares of restricted stock that were forfeited on April 1, 2008 due to failure to meet performance measure conditions.

(4)	Upon a termination without cause, we would provide outplacement services for a period of 6 months.

(5)	Assumes Mr. Hope’s death or disability occurred on December 30, 2007. In such event, Mr. Hope or his estate, as the case may be, would be entitled to receive 1 x his annual non-equity incentive target.

HAROLD M. COHEN

		Termination
	Change in	Without
	Control	Cause	Death(5)	Disability(5)
Payments and Benefits Upon Termination(1)	($)	($)	($)	($)

Compensation:
Base Salary(2)	280,000	280,000	—	—
Short Term Incentives(2)	154,000	154,000	154,000	154,000
Stock Options
Unvested and accelerated(3)	0	0	—	—
Stock Awards
Unvested and accelerated(3)	70,137	70,137	—	—
Benefits and Perquisites:
Career Planning(4)	—	4,500	—	—

(1)	For purposes of this table, we assumed Mr. Cohen’s compensation is as follows on the date of termination or change in control: base salary equal to $280,000 and annual non-equity incentive target equal to $154,000.

(2)	Assumes Mr. Cohen’s severance benefit triggered upon a change in control meeting his employment agreement criteria for payment of a severance benefit or upon a termination without cause, is equal to 1 x base salary and 1 x annual non-equity incentive target.

(3)	Assumes Mr. Cohen’s unvested stock options and restricted stock shares would accelerate and vest upon a change in control or upon a termination without cause. Mr. Cohen’s stock options have option exercise prices greater than the value of our closing stock price on December 30, 2007 of $10.52, therefore no value is attributable to the options. This table does not include 1,500 shares of restricted stock that were forfeited on April 1, 2008 due to failure to meet performance measure conditions.

(4)	Upon a termination without cause, we would provide outplacement services for a period of 6 months.

(5)	Assumes Mr. Cohen’s death or disability occurred on December 30, 2007. In such event, Mr. Cohen or his estate, as the case may be, would be entitled to receive 1 x his annual non-equity incentive target.

STANLEY F. STOUT

		Termination
	Change in	Without
	Control	Cause	Death(5)	Disability(5)
Payments and Benefits Upon Termination(1)	($)	($)	($)	($)

Compensation:
Base Salary(2)	—	110,000	—	—
Short Term Incentives(2)	—		99,000	99,000
Stock Options
Unvested and accelerated(3)	0	—	—	—
Stock Awards
Unvested and accelerated(3)	63,467	—	—	—
Benefits and Perquisites:
Career Planning(4)	—	4,500	—	—

(1)	For purposes of this table, we assumed Mr. Stout’s compensation is as follows on the date of termination or change in control: base salary equal to $220,000 and annual non-equity incentive target equal to $99,000.

(2)	Assumes that upon a termination without cause, Mr. Stout ’s severance benefit equal to 6 months of base salary.

(3)	Assumes Mr. Stout’s unvested stock options and restricted stock shares would accelerate and vest upon a change in control. Mr. Stout’s stock options have option exercise prices greater than the value of our closing stock price on December 30, 2007 of $10.52, therefore no value is attributable to the options. This table does not include 1,350 shares of restricted stock that were forfeited on April 1, 2008 due to failure to meet performance measure conditions.

(4)	Upon a termination without cause, we would provide outplacement services for a period of 6 months.

(5)	Assumes Mr. Stout’s death or disability occurred on December 30, 2007. In such event, Mr. Stout or his estate, as the case may be, would be entitled to receive 1 x his annual non-equity incentive target.

DAVID SMITH

		Termination
	Change in	Without
	Control	Cause	Death(5)	Disability(5)
Payments and Benefits Upon Termination(1)	($)	($)	($)	($)

Compensation:
Base Salary(2)	—	120,000	—	—
Short Term Incentives(2)	—	—	108,000	108,000
Stock Options
Unvested and accelerated(3)	0	—	—	—
Stock Awards
Unvested and accelerated(3)	63,467	—	—	—
Benefits and Perquisites:
Career Planning(4)	—	4,500	—	—

(1)	For purposes of this table, we assumed Mr. Smith’s compensation is as follows on the date of termination or change in control: base salary equal to $240,000 and annual non-equity incentive target equal to $108,000.

(2)	Assumes that upon a termination without cause, Mr. Smith’s severance benefit is equal to 6 months of base salary.

(3)	Assumes Mr. Smith’s unvested restricted stock shares would accelerate and vest upon a change in control. Mr. Smith’s stock options have option exercise prices greater than the value of our closing stock price on December 30, 2007 of $10.52, therefore no value is attributable to the options. This table does not include 1,350 shares of restricted stock that were forfeited on April 1, 2008 due to failure to meet performance measure conditions.

(4)	Upon a termination without cause, we would provide outplacement services for a period of 6 months.

(5)	Assumes Mr. Smith’s death or disability occurred on December 30, 2007. In such an event, Mr. Smith or his estate, as the case may be, would be entitled to receive 1 x his annual non-equity incentive target.

DIRECTOR COMPENSATION FOR 2007

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Board of Directors considers the significant amount of time that Directors expend in fulfilling their duties to us as well as the experience and skills of the Board member.

Upon election to the Board at our annual meeting of shareholders, members of the Board who are not our employees receive an annual cash retainer of $45,000. The Director who serves as chair of the Audit Committee receives $10,000 annually in addition to the annual cash retainer. The Directors who serve as chairs of the Corporate Governance and Nominating Committee and People Services (Compensation) Committee each receive $5,000 annually in addition to the annual cash retainer. Additionally, all members of the Board of Directors receive an annual grant of restricted stock units of our common stock equal in value to the amount of $50,000 as of the date of the grant.

The following table includes information regarding the compensation paid to our non-employee Directors and one employee Director (Cheryl A. Bachelder) for 2007.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)(1)	($)(2)	($)(3)	($)

Cheryl A. Bachelder(4)	45,000	37,983	—	82,983
Victor Arias, Jr.	50,000	45,559	34,776	130,335
Carolyn Hogan Byrd	55,000	45,559	34,776	135,335
John M. Cranor, III	120,000	45,654	—	165,654
John F. Hoffner	45,000	41,601	—	86,601
R. William Ide, III	50,000	45,559	34,776	130,335
Kelvin J. Pennington	45,000	45,559	34,776	125,355
Frank J. Belatti	150,000	40,764	—	190,764
John M. Roth	—	15,833	—	15,833

(1)	The amounts shown in this column include annual cash retainers, committee chairmanship fees for non-employee directors and the cash retainer paid to Ms. Bachelder prior to her becoming CEO on November 1, 2007. For Mr. Cranor, included in the amount of $120,000 is the amount of $75,000 representing a prorated amount of the $150,000 paid as Chairman of the Board in addition to the standard retainer amount of $45,000.

(2)	The amounts shown in this column reflect a portion of the fair value of restricted stock unit awards expensed in 2007 representing earned compensation for the fiscal year ended December 30, 2007 as reflected in our financial statements utilizing SFAS 123(R). See Note 2 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 30, 2007 regarding assumptions underlying valuation of equity awards.

(3)	The amounts shown in this column reflect a portion of the fair value of stock option awards from prior years representing earned compensation for the Company’s fiscal year ended December 30, 2007 as reflected in our financial statements utilizing SFAS 123(R). See Note 2 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 30, 2007 regarding assumptions underlying valuation of equity awards.

(4)	Ms. Bachelder’s compensation reflected in this Director Compensation for 2007 table only includes compensation paid to Ms. Bachelder as a non-employee member of our Board of Directors and excludes the FAS 123(R) fair value of $7,671 for restricted stock units granted to Ms. Bachelder for which expenses were recognized after November 1, 2007 when Ms. Bachelder became CEO and President (which are included in the Summary Compensation Table). Ms. Bachelder’s compensation as CEO and President can be found in the Summary Compensation Table above.

REPORT OF THE COMPENSATION COMMITTEE

The People Services (Compensation) Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the 2008 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 30, 2007 filed with the Securities and Exchange Commission.

The People Services (Compensation) Committee

Victor Arias, Jr.
Kelvin J. Pennington
John M. Cranor, III
Carolyn Hogan Byrd

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 30, 2007.

	Number of Securities	Weighted-average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	for Future Issuance
	Outstanding Options,	Options, Warrants	Under Equity
Plan Category	Warrants and Rights	and Rights(1)	Compensation Plans

Equity compensation plans approved by security holders:
1996 Nonqualified Stock Option Plan	139,912	13.86	0
1996 Nonqualified Performance Stock Option Plan — Executive	610	6.04	0
2002 Incentive Stock Plan	223,620	11.52	0
2006 Incentive Stock Plan	400,000	12.81	2,771,957
Equity compensation plans not approved by security holders:	0	N/A	0
Total	764,142	12.62	2,771,957

(1)	During 2005, in connection with the declaration of a special cash dividend, our Board of Directors approved adjustments to outstanding options under our employee stock option plans. The modifications adjusted the exercise price and the number of shares associated with each employee’s outstanding stock options to preserve the value of the options after the special cash dividend. We did not recognize a change as a result of the modifications because the intrinsic value of the awards and the ratio of the exercise price to the market value per share for each award did not change.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Grant Thornton LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 28, 2008. A representative of Grant Thornton will be present at the annual meeting of shareholders, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareholders. Notwithstanding the ratification, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that the change would be in the best interests of the Company and our shareholders.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

General

Compensation Committee Interlocks and Insider Participation

For fiscal 2007, the People Services (Compensation) Committee established the compensation for all our executive officers.

During fiscal 2007, Messrs. Arias, Cranor, Pennington and Ms. Byrd were members of the People Services (Compensation) Committee. In addition, Ms. Bachelder was a member of our People Services (Compensation) Committee prior to becoming CEO and President. She resigned from the Committee upon her appointment as CEO and President. Other than Ms. Bachelder, no member of the People Services (Compensation) Committee was an officer or employee of AFC or any of its subsidiaries during fiscal 2007 or any prior year. None of our executive officers currently serve on the compensation committee or Board of Directors of any other company of which any member of our People Services (Compensation) Committee is an executive officer.

Related Party Transactions

In accordance with our Corporate Governance and Nominating Committee charter, our Corporate Governance and Nominating Committee is responsible for assisting the Board with its responsibilities for oversight of the Company’s Honor Code, which includes policies relating to conflicts of interest. Although we have not entered into any such transactions that meet the requirements for disclosure in this proxy statement, if there were to be such a transaction, it would need to be approved by our Corporate Governance and Nominating Committee and the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to us or written representations that no other reports were required, we believe that during 2007, all of our directors, executive officers and greater than 10% beneficial owners complied with these requirements.

Shareholder Proposals

To be eligible to include a shareholder proposal in our proxy statement for the 2009 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, we must receive the shareholder proposal on or before December 22, 2008.

Under our bylaws, a shareholder is eligible to submit a shareholder proposal outside the processes of Rule 14a-8 if the shareholder is of record based on the record date for determining shareholders entitled to vote at the annual meeting. The shareholder also must provide timely notice of the proposal to us. To be timely under our bylaws, we must receive advance notice of the proposal by January 21, 2009 (120 days before May 21, 2009, the anniversary of our 2008 Annual Meeting) or, if the 2009 Annual Meeting date is more than 30 days before or after May 21, 2009, advance notice of the proposal must be received not less than 120 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of the 2009 Annual Meeting. Any shareholder proposal notice must comply with the provisions specified in our bylaws. In addition, in order for proposals submitted outside the processes of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by March 17, 2009. All written proposals should be submitted to AFC Enterprises, Inc., Attention: Corporate Secretary, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

Shareholder Communications with our Board of Directors

Our Board of Directors has adopted a formal process by which shareholders may communicate with our Board. Shareholders who wish to

General

communicate with our Board of Directors may do so by sending written communications addressed to the Office of General Counsel of AFC Enterprises, Inc., Attention: Board of Directors, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342.

Solicitation by Board; Expenses of Solicitation

Our Board of Directors has sent you this proxy statement and your proxy is solicited by our Board of Directors. Our directors, officers and associates may solicit proxies by telephone or in person, without additional compensation. We will pay for the expense of soliciting proxies, including the fees and expenses of brokers and other nominees who forward proxies and proxy materials to our shareholders so they can vote their shares.

Availability of Form 10-K and Annual Report to Shareholders

SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers and other nominees for the benefit of their beneficial owners of record. Additional copies of this Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 30, 2007 (not including documents incorporated by reference), are available without charge to shareholders upon written request to AFC Enterprises, Inc., Attention: Investor Relations, 5555 Glenridge Connector, NE, Suite 300, Atlanta, Georgia 30342, by calling (404) 459-4450 or are on our website at www.afce.com.

c/o Stock Transfer Department Post Office Box 105649 Atlanta, GA 30348
VOTE BY TELEPHONE
Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230.
Vote 24 hours a day, 7 days a week!
If you vote by telephone or over the Internet, do not mail your proxy card.
Proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AFC
ENTERPRISES, INC.
The undersigned hereby appoints H. Melville Hope, III and Harold M. Cohen, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $.01 per share, of AFC Enterprises, Inc. that the undersigned would be entitled to vote on the matters described in the accompanying Proxy Statement and Notice of 2008 Annual Shareholders Meeting, receipt of which is hereby acknowledged, and upon any other business which may properly come before the Annual Meeting to be held at the Hilton Garden Inn Atlanta Perimeter in Atlanta, Georgia, on Wednesday, May 21, 2008 at 8:30 a.m., local time, or any adjournment thereof. This proxy, if properly executed and delivered, will revoke all prior proxies.

Dated:	,	2008

Signature

Signature
Please sign EXACTLY as your name(s) appears hereon. If shares are held jointly, each joint owner should sign. When signing as administrator, attorney, executor, guardian or trustee, please give your full title. If the shareholder is a corporation or partnership, please sign the full corporate or partnership name by a duly authorized person.
IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, PLEASE SIGN, DATE AND MAIL
THIS PROXY CARD IN THE
ACCOMPANYING ENVELOPE.

2008 Annual Shareholders Meeting
Admission Card
You should bring this Admission Card to the Annual Meeting to be admitted.
Only the shareholder whose name appears on this card will be admitted.
Due to space limitation, admission to the meeting will be on a first-come, first-served basis.
Registration will begin at 8:00 A.M.
Wednesday, May 21, 2008, 8:30A.M. Local Time
Hilton Garden Inn Atlanta Perimeter
Atlanta, Georgia
If you plan to attend the Annual Meeting, detach here and bring your Admission Card to the Meeting.
YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card
Proxy card must be signed and dated on the reverse side.
Please fold and detach card at perforation before mailing.

AFC ENTERPRISES, INC.	PROXY
The proxies shall vote subject to the directions indicated on this proxy card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Annual Meeting or any adjournment thereof. The proxies will vote as the Board of Directors recommends where a choice has not been specified. If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The proxies cannot vote your shares unless you sign, date and return this proxy card.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.
1.	Election of Directors.

(1)	Victor Arias, Jr.	(2)	Cheryl A. Bachelder	(3)	Carolyn Hogan Byrd

(4)	John M. Cranor, III	(5)	John F. Hoffner	(6)	R. William Ide, III

(7)	Kelvin J. Pennington

☐	FOR ALL	☐	WITHHOLD AUTHORITY to
vote for all nominees listed above
☐	FOR ALL EXCEPT
(INSTRUCTIONS: To withhold authority to vote for one or more nominee(s), mark “For All Except” and write the nominee’s name on the space provided below.)
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.
2. Ratification of the appointment of Grant Thornton LLP as AFC’s independent registered public accounting firm for the year ending December 28, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3. To transact other business properly coming before the meeting or any adjournment thereof.
(Continued and to be dated and signed on reverse side)